Exhibit 99.1

July 19, 2013 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2013

NORTH LIBERTY, IOWA - July 19, 2013 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended June 30, 2013. For the quarter, net income increased $0.9 million to $19.1 million compared to $18.2 million in the 2012 period, a 5.0% increase. Basic earnings per share increased 9.5% to $0.23 from $0.21 reported in the second quarter of 2012. For the six months ended June 30, 2013 net income increased $4.1 million to $38.9 million compared to $34.8 million for the same period of 2012, an 11.7% increase. Basic earnings per share increased 15.0% to $0.46 from $0.40 reported in the six months ended June 30, 2012.

Operating revenues for the quarter decreased to $134.0 million from $139.7 million in the second quarter 2012. Operating revenues were negatively impacted by lower fuel surcharge revenues which were $27.3 million for the quarter, a 6.7% decline from $29.2 million in the same period of 2012. Operating revenues for the six month period ended June 30, 2013 decreased to $268.3 million from $274.5 million in the 2012 period. Operating revenues were negatively impacted by lower fuel surcharge revenues which were $55.2 million, a 3.5% decline from $57.3 million in the six month period ended June 30, 2012. Operating income for the three and six month periods was positively impacted by $5.1 million and $12.1 million, respectively, of increases in gains on disposal of property and equipment as the Company continues its fleet upgrade program.

For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 78.1% and a 14.3% net margin (net income as a percentage of operating revenues) compared to 80.9% and 13.0%, respectively, in the second quarter of 2012. The Company posted an operating ratio of 77.8% and a 14.5% net margin for the six month period ended June 30, 2013 compared to an 81.6% operating ratio and a 12.7% net margin for the same period of 2012.

Fuel expense decreased for both the quarterly period and year to date periods compared to the respective periods of 2012. Fuel expense decreased 6.0% or $2.5 million for the quarter ended June 30, 2013 and 2.6% or $2.2 million for the six months ended June 30, 2013. The U.S. average cost of fuel was $3.87 per gallon during the second quarter of 2013, a 1.3% decrease over the second quarter of the prior year. The U.S. average cost of fuel for the first six months of 2013 was $3.95 per gallon, a 0.2% decline from an average price of $3.96 for the comparable period of 2012.

The average age of the Company's tractor fleet was 2.0 years as of June 30, 2013 compared to 2.2 years as of June 30, 2012. The Company took delivery of 190 new trucks during the second quarter which included International ProStar Plus and Freightliner Cascadia models. The tractor fleet upgrade will continue through the second half of 2013 with the scheduled purchase of an additional 800 units. The average age of the Company's trailer fleet was 3.2 years at June 30, 2013 compared to 3.5 years at June 30, 2012, with 98% of our trailers being 2007 models and newer at the end of the quarter.

The Company ended the quarter with cash, cash equivalents, and long-term investments totaling $152.3 million, a $12.4 million increase from the $139.9 million reported at December 31, 2012 despite spending $36.8 million for fleet equipment upgrades during the first six months of the year. The Company received calls on auction rate securities, at par, of $9.8 million which reduced the auction rate security investment balance to $11.5 million, at par, at June 30, 2013. Net cash flows from operations increased to 18.8% of operating revenues during the six months ended June 30, 2013 compared with 15.9% for the same period of June 30, 2012. The Company continues to maintain a debt-free balance sheet with total assets of $507.5 million. The Company ended the trailing twelve months as of June 30, 2013 with a return on total assets of 12.9% and a 20.2% return on equity compared to 12.4% and 19.0%, respectively, during the trailing twelve months as of June 30, 2012.

Commitment to our shareholders continues through the payment of cash dividends and the repurchase of common stock. A dividend of $0.02 per share was declared during the quarter and was paid on July 2, 2013. The Company has now paid cumulative cash dividends of $440.0 million, including three special dividends, over the past forty consecutive quarters. We did not purchase any shares of our common stock during the quarter and approximately 3.2 million shares remain authorized for purchase.

Service for Success, including partnering and building long-term relationships with our customers, along with maintaining a focus on safety, is part of our core business model. We have been recognized by several customers with service awards as well as a safety award during 2013. These awards include the Walmart Transportation 2012 General Merchandise Platinum Carrier of the Year Award as well as the 2012 Sam's Carrier of the Year Award, 2012 Supplier Excellence Award from Eastman Chemical for the seventeenth consecutive year, Unyson Logistics 2012 Carrier of the Year, Winegard 2012 Truckload Carrier of the Year, Lowe's 2012 Gold Carrier Award, and the BP Drivers Safety Standards Award.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
OPERATING REVENUE	$133,992	$139,710	$268,265	$274,543

OPERATING EXPENSES:
Salaries, wages, and benefits	$40,939	$42,962	$81,537	$84,958
Rent and purchased transportation	1,325	1,596	2,623	3,257
Fuel	38,637	41,111	81,615	83,816
Operations and maintenance	3,828	6,251	9,269	11,903
Operating taxes and licenses	2,468	2,248	4,884	4,323
Insurance and claims	4,744	3,952	7,604	6,466
Communications and utilities	699	746	1,472	1,493
Depreciation	16,930	13,995	31,995	27,934
Other operating expenses	3,691	3,647	7,506	7,626
Gain on disposal of property and equipment	(8,644)	(3,546)	(19,823)	(7,760)

	104,617	112,962	208,682	224,016

Operating income	29,375	26,748	59,583	50,527

Interest income	129	167	253	309

Income before income taxes	29,504	26,915	59,836	50,836

Federal and state income taxes	10,366	8,688	20,962	16,020

Net income	$19,138	$18,227	$38,874	$34,816

Earnings per share
Basic	$0.23	$0.21	$0.46	$0.40
Diluted	$0.23	$0.21	$0.46	$0.40

Weighted average shares outstanding
Basic	84,789	86,451	84,780	86,463
Diluted	85,039	86,779	85,042	86,802

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$141,554	$119,838
Trade receivables, net	49,602	46,555
Prepaid tires	4,811	6,603
Other current assets	6,695	2,281
Income tax receivable	1,424	2,351
Deferred income taxes, net	12,584	13,797
Total current assets	216,670	191,425

PROPERTY AND EQUIPMENT	440,389	432,330
Less accumulated depreciation	174,253	189,959
	266,136	242,371
LONG-TERM INVESTMENTS	10,791	20,016
OTHER ASSETS	13,914	13,925
	$507,511	$467,737
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$8,818	$7,583
Compensation and benefits	17,463	16,409
Insurance accruals	12,596	13,924
Other accruals	8,159	7,439
Total current liabilities	47,036	45,355
LONG-TERM LIABILITIES
Income taxes payable	21,146	23,122
Deferred income taxes, net	54,803	51,306
Insurance accruals less current portion	57,468	57,590
Total long-term liabilities	133,417	132,018
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2013 and 2012; outstanding 84,837 in 2013 and 84,770 in 2012	907	907
Additional paid-in capital	3,590	2,968
Retained earnings	403,785	368,313
Treasury stock, at cost; 5,852 in 2013 and 5,919 in 2012	(80,540)	(80,540)
Accumulated other comprehensive loss	(684)	(1,284)
	327,058	290,364
	$507,511	$467,737